Exhibit 99.1

News Release

Contact:	David Amy, EVP & Chief Financial Officer
Lucy Rutishauser, VP-Corporate Finance & Treasurer

(410) 568-1500

SINCLAIR REPORTS SECOND QUARTER 2008 RESULTS

Net Broadcast Revenues Grow 2.8%

    BALTIMORE (August 6, 2008) — Sinclair Broadcast Group, Inc. (Nasdaq: SBGI), the “Company” or “Sinclair,” today reported financial results for the three months and six months ended June 30, 2008.

    Commenting on the quarter, David Smith, President and CEO of Sinclair, stated, “During the second quarter, we grew our net broadcast revenues 2.8%.  We believe that this growth is among the highest reported by television broadcasters and is due primarily to revenues from our retransmission consent agreements and political advertising revenues, both of which we expect to reach record levels this year.   While our revenues came in below our May 6, 2008 guidance of 3.6% to 4.9% growth, this was due to the current economic conditions and their impact on advertising spending levels.  In particular, we experienced a decline in automotive ad spending beginning about halfway through May, largely due to the record-high oil prices and a decline in SUV and truck sales.

    We are anticipating continued economic weakness for the remainder of 2008 and into 2009, which we expect to result in a slowdown in advertising spending levels.  In response, we are reviewing our operating expenses and capital expenditures for potential savings or deferrals, as well as evaluating our sales incentive plans to increase the top line.”

    Mr. Smith continued, “The economic challenges, while impacting advertising revenues, also give rise to opportunities for us to put our cash flow and balance sheet to work in alternative ways.  We believe that the depressed real estate market and tight credit markets allow us to invest in what we believe to be under-valued non-television assets to drive future cash flows.  In addition to the continuation of our dividend given current capital gains tax rates and assuming the economy does not slip further into recession, we expect to pursue opportunities to strengthen our television portfolio’s competitive position, and evaluate opportunistic repurchases of our debt and common stock.”

Financial Results:

    Net broadcast revenues from continuing operations were $163.7 million for the three months ended June 30, 2008, an increase of 2.8% versus the prior year period result of $159.2 million.  Operating income was $43.3 million in the three-month period as compared to $41.6 million in the prior year period, an increase of 4.0%.  The Company had net income available to common shareholders of $13.3 million in the three-month period versus net income available to common shareholders of $2.2 million in the prior year period.  The Company reported diluted earnings per common share of $0.15 for the three-month period versus diluted earnings per common share of $0.03 in the prior year period.

    Net broadcast revenues from continuing operations were $324.6 million for the six months ended June 30, 2008, an increase of 5.6% versus the prior year period result of $307.5 million.  Operating income was $89.5 million in the six-month period, an increase of 13.0% versus the prior year period result of $79.2 million.  The Company had net income available to common shareholders of $29.7 million in the six-month period versus a net loss to common shareholders of $0.2 million in the six-month period ended June 30, 2007.  Diluted earnings per common share were $0.34 in the six-month period versus diluted earnings per common share of $0.00 in the prior year period.

Operating Statistics and Income Statement Highlights:

•                  Political revenues were $3.6 million in the second quarter 2008 versus $1.1 million in the second quarter 2007.

•                  Local advertising revenues were up 3.3% in the quarter while national advertising revenues declined 2.9% versus the second quarter 2007.  Excluding political revenues, local advertising revenues were up 2.0% and national advertising revenues were down 5.6%.  Advertising spending by the automotive, retail, movies, schools, and medical categories were down while fast food, services, media spending, home products, and pharmacy/cosmetics were up.  Automotive, which represented approximately 20.6% of time sales, was down 3.7% in the quarter.  Local revenues, excluding political revenues, represented 68.1% of advertising revenues in the quarter.

•                  Time sales on our ABC and CW stations were down 5.2% and 0.4% in the quarter, respectively.  Stations affiliated with FOX, MyNetworkTV, CBS and NBC were up 2.7%, 0.7%, 34.2% and 1.0%, respectively.  Excluding political revenues, our ABC and CW stations were down 10.6% and 1.1%, respectively, while our FOX, MyNetworkTV, CBS and NBC stations were up 1.8%, 0.3%, 31.0%, and 0.2%, respectively.

•                  On June 3, 2008, the Company entered into an economic three-year extension of the analog and digital carriage agreement with Insight Communications, Inc. covering four stations in three markets.

•                  On June 24, 2008, the Company agreed to buy the assets of WTVR-TV (CBS 6) in the Richmond-Petersburg, Virginia market from Raycom Media, Inc. for $85.0 million and simultaneously sell the license assets of WRLH-TV (FOX 35) to Carma Broadcasting, LLC.  The transactions are subject to approval by the Federal Communications Commission and the Justice Department.  The agreement allows for up to twelve months to close on the transactions.

•                  The Company’s FOX affiliate in Des Moines, Iowa, KDSM-TV, entered into a news share arrangement with WHO-TV, the NBC affiliate in that market, in which WHO-TV will produce a 9:00 pm newscast for KDSM-TV.  The newscast is expected to begin airing in September, 2008.

•                  During the second quarter 2008, the Company invested $35.1 million, net of cash distributions, in various ventures, of which $19.0 million related to developmental land in Frederick County, Maryland, a suburb of Washington D.C.  For the first six months of 2008, we have invested, net of cash distributions received, $79.7 million and another $42.6 million in 2007, for a total of $122.3 million in non-television assets.

•                  The Company reported a $1.6 million non-cash impairment of goodwill charge related to Acrodyne Communications, Inc., a broadcast equipment and transmitter company.

Balance Sheet and Cash Flow Highlights:

•                  Debt on the balance sheet, net of $10.9 million in cash, was $1,376.0 million at June 30, 2008 versus net debt of $1,357.5 million at March 31, 2008.

•                  As of June 30, 2008, 53.2 million Class A common shares and 34.4 million Class B common shares were outstanding, for a total of 87.6 million common shares outstanding.

•                  Capital expenditures in the second quarter were $8.7 million.

•                  Common stock dividends paid in cash in the second quarter were $17.4 million.

•                  Program contract payments for continuing operations were $20.5 million in the second quarter.

Forward-Looking Statements:

    The matters discussed in this press release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results.  When used in this press release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” and similar expressions are intended to identify forward-looking statements.  Such statements are subject to a number of risks and uncertainties.  Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions identified in this release, the impact of changes in national and regional economies, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the CW Television Network and MyNetworkTV programming, our news share strategy, our local sales initiatives, the execution of retransmission consent agreements, our ability to identify and consummate investments in attractive non-television assets and to achieve anticipated returns on those investments once consummated, and the other risk factors set forth in the Company’s most recent reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission.  There can be no assurances that the assumptions and other factors referred to in this release will occur.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.

Outlook:

     In accordance with Regulation FD, Sinclair is providing public dissemination through this press release of its expectations for certain of its third quarter 2008 and full year 2008 financial performance.  The Company assumes no obligation to update its expectations.  All matters discussed in the “Outlook” section are forward-looking and, as such, persons relying on this information should refer to the “Forward-Looking Statements” section above.

    All assumptions and historical periods have been adjusted to exclude WGGB-TV in Springfield, MA, which was sold November 1, 2007, and which was accounted for as discontinued operations.  The forward looking assumptions and the February through June 2008 historical results include the Cedar Rapids station of KGAN-TV, which was accounted for under a Joint Sales Agreement, and KFXA-TV, both of which are now consolidated.

     “Although we expect the weakness in the economy to continue to impact advertising spending levels for the remainder of 2008, we still expect to grow net broadcast revenues on the strength of political advertising levels,” commented David Amy, EVP and CFO.  “Our cable, satellite and telecom retransmission consent agreements are expected to result in approximately $68 million in revenues this year as compared to $59 million in 2007.  On the expense side, we are evaluating cost cutting measures, the savings from which are not included in the expense guidance provided below.”

•                  The Company expects third quarter 2008 station net broadcast revenues from continuing operations, before barter, to be approximately $152.5 to $154.5 million, an increase of 2.0% to 3.4%, as compared to third quarter 2007 station net broadcast revenues, before barter, of $149.4 million.  This assumes $9.7 million in political revenues versus $1.1 million received in the third quarter last year.

•                  The Company expects barter revenue and barter expense each to be approximately $14.5 million in the third quarter.

•                  The Company expects continuing operations station production expenses and station selling, general and administrative expenses (together, “television expenses”), before barter expense, and including stock-based compensation expense, in the quarter to be approximately $72.6 million, a 4.5% increase from third quarter 2007 television expenses of $69.5 million.  On a full year basis, television expenses are expected to be approximately $298.1 million, or up 3.2%, as compared to 2007 television expenses of $288.7 million.  The 2008 television expense forecast includes $0.4 million of stock-based compensation expense for the quarter and $1.6 million for the year, as compared to the 2007 actuals of $0.3 million and $1.5 million for the quarter and year, respectively.

•                  The Company expects program contract amortization expense to be approximately $23.7 million in the quarter and $86.5 million for the year, as compared to the 2007 actuals of $29.2 million and $96.4 million for the quarter and year, respectively.

•                  The Company expects program contract payments to be approximately $19.8 million in the quarter and $82.3 million for the year, as compared to the 2007 actuals of $18.2 million and $77.7 million for the quarter and year, respectively.

•                  The Company expects corporate overhead, including stock-based compensation expense, to be approximately $6.6 million in the quarter and $27.3 million for the year, as compared to the 2007 actuals of $5.5 million and $24.3 million for the quarter and year, respectively.  The 2008 corporate overhead forecast includes $0.2 million of stock-based compensation expense for the quarter and $1.8 million for the year, as compared to the 2007 actuals of $0.1 million and $2.2 million for the quarter and year, respectively.

•                  The Company expects other operating division revenues less other operating division expenses to be approximately $1.8 million in the third quarter and $1.9 million for the year, assuming current equity interests.

•                  The Company expects depreciation on property and equipment to be approximately $12.2 million in the third quarter and $46.4 million for the year, assuming the capital expenditure assumptions below, and as compared to the 2007 actuals of $10.6 million and $43.1 million for the third quarter and year, respectively.

•                  The Company expects amortization of acquired intangibles to be approximately $4.6 million in the third quarter and $18.3 million for the year, as compared to the 2007 actuals of $4.5 million and $17.6 million for the third quarter and year, respectively.

•                  The Company expects net interest expense to be approximately $19.9 million in the quarter and $79.2 million for the year, assuming no changes in the current interest rate yield curve and changes in debt levels based on the assumptions discussed in this “Outlook” section.  This is compared to the 2007 actuals of $21.8 million and $93.6 million for the quarter and year, respectively.

•                  The Company expects the third quarter effective tax rate for continuing operations to be approximately 44.7%, including a current tax benefit from continuing operations of approximately $1.3 million in the quarter based on the assumptions discussed in this “Outlook” section.  For the year, the effective tax rate on continuing operations is expected to be approximately 42.5%, including a current tax provision of $5.3 million.

•                  The Company expects dividends paid on the Class A and Class B common shares to be approximately $17.5 million in the third quarter and $67.5 million for the year, assuming current shares outstanding and an $0.80 per share annual dividend rate.  This is compared to total dividends paid in 2007 of $49.5 million.

•                  The Company expects to spend approximately $9.7 million in capital expenditures in the quarter and approximately $27.0 million for the year, which is down from the previous outlook of $33.0 million.  Of the 2008 full year amount, approximately $6.8 million represents timing of 2007 budgeted projects.

Sinclair Conference Call:

    The senior management of Sinclair will hold a conference call to discuss its second quarter 2008 results on Wednesday, August 6, 2008, at 8:30 a.m. ET.  After the call, an audio replay will be available at www.sbgi.net under “Investor Information/Earnings Webcast.”  The press and the public will be welcome on the call in a listen-only mode.  The dial-in number is (877) 407-9205.

About Sinclair:

    Sinclair Broadcast Group, Inc., one of the largest and most diversified television broadcasting companies, owns and operates, programs or provides sales services to 58 television stations in 35 markets.  Sinclair’s television group reaches approximately 22% of U.S. television households and is affiliated with all major networks.  Sinclair owns equity interests in various non-broadcast related companies.

Notes:

    “Discontinued Operations” accounting has been adopted in the financial statements for all periods presented in this press release for the sale of WGGB-TV, our ABC affiliate in Springfield, MA, which was sold November 1, 2007.  As such, the results from operations, net of related income taxes, have been reclassified from income from continuing operations and reflected as net income from discontinued operations.

    Prior year amounts have been reclassified to conform to current year GAAP presentation.

Sinclair Broadcast Group, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUES:
Station broadcast revenues, net of agency commissions	$163,747	$159,213	$324,639	$307,547
Revenues realized from station barter arrangements	15,848	15,717	30,486	29,432
Other operating divisions’ revenues	14,020	3,466	25,147	6,353
Total revenues	193,615	178,396	380,272	343,332

OPERATING EXPENSES:
Station production expenses	40,412	38,268	79,267	73,815
Station selling, general and administrative expenses	34,020	33,993	68,631	67,646
Expenses recognized from station barter arrangements	14,117	14,248	27,634	26,678
Amortization of program contract costs and net realizable value adjustments	21,794	23,040	41,503	44,356
Other operating divisions’ expenses	14,745	4,079	26,679	7,625
Depreciation of property and equipment	11,559	11,456	22,112	22,106
Corporate general and administrative expenses	7,483	7,427	14,204	13,391
Amortization of definite-lived intangible assets and other assets	4,547	4,242	9,086	8,486
Impairment of goodwill	1,626	—	1,626	—
Total operating expenses	150,303	136,753	290,742	264,103
Operating income	43,312	41,643	89,530	79,229

OTHER INCOME (EXPENSE):
Interest expense and amortization of debt discount and deferred financing costs	(19,482)	(25,887)	(39,684)	(52,269)
Interest income	194	1,701	375	2,089
Gain (loss) from sale of assets	13	4	51	(8)
Loss from extinguishment of debt	—	(14,967)	(286)	(30,648)
(Loss) gain from derivative instruments	—	(1,654)	999	(597)
Loss from equity and cost method investments	(1,471)	(880)	(776)	(892)
Other income, net	1,024	454	1,391	676
Total other expense	(19,722)	(41,229)	(37,930)	(81,649)
Income (loss) from continuing operations before income taxes	23,590	414	51,600	(2,420)
INCOME TAX (PROVISION) BENEFIT	(10,490)	1,289	(21,956)	2,010
Income (loss) from continuing operations	13,100	1,703	29,644	(410)
DISCONTINUED OPERATIONS:
Income from discontinued operations, net of related income tax benefit (provision)of $94, $278, ($45) and $261, respectively	178	494	47	218
NET INCOME (LOSS)	$13,278	$2,197	$29,691	$(192)

BASIC AND DILUTED EARNINGS PER COMMON SHARE:
Earnings per share from continuing operations	$0.15	$0.02	$0.34	$—
Earnings per share from discontinued operations	$—	$0.01	$—	$—
Earnings per share	$0.15	$0.03	$0.34	$—
Weighted average common shares outstanding	87,459	87,122	87,353	86,634
Weighted average common and common equivalent shares outstanding	87,463	87,282	94,063	86,634
Dividends declared per share	$0.20	$0.15	$0.40	$0.30

Unaudited Consolidated Historical Selected Balance Sheet Data:

(In thousands)

	June 30, 2008	March 31, 2008
Cash & cash equivalents	$10,911	$12,594
Total current assets	195,176	207,585
Total long term assets	2,068,851	2,051,377
Total assets	2,264,027	2,258,962

Current portion of debt	55,105	47,851
Total current liabilities	213,460	210,181
Long term portion of debt	1,331,805	1,322,272
Total long term liabilities	1,781,165	1,776,924
Total liabilities	1,994,625	1,987,105

Minority interest in consolidated subsidiaries	18,200	17,721

Total stockholders’ equity	251,202	254,136
Total liabilities & stockholders’ equity	$2,264,027	$2,258,962

Unaudited Consolidated Historical Selected Statement of Cash Flows Data:

(In thousands)

	Three Months Ended June 30,	Six Months Ended June 30,
	2008	2008
Net cash flow from operating activities	$41,725	$89,765
Net cash flow used in investing activities	(41,685)	(105,066)
Net cash flow (used in) from financing activities	(1,723)	5,232

Net decrease in cash & cash equivalents	(1,683)	(10,069)
Cash & cash equivalents, beginning of period	12,594	20,980
Cash & cash equivalents, end of period	$10,911	$10,911